Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT, IF PUBLICLY DISCLOSED.

DEVELOPMENT AND PRODUCTION AGREEMENT

This Development and Production Agreement (“Agreement”), which is effective as of August 4, 2020 (the “Effective Date”) is made and entered into by and between Matrix Industries, Inc., a Delaware USA corporation with a place of business at 1440 O’Brien Drive, Suite A-1, Menlo Park, California, USA 94025 (“Company”) and MEDIROM Healthcare Technologies Inc., a Japan corporation having a place of business at Tradepia Odaiba 16F, 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan (“Customer”). Company and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS, Company has developed thermoelectric energy harvesting technology and applied it to wearable devices and offers development services and its thermoelectric energy harvesting modules set forth in Appendix A (the “Products”);

B.	WHEREAS, the Parties wish to collaborate in the development and deployment of a completed wearable device and service offering described in Appendix A as the “Customer Product”;

C.	WHEREAS, Customer desires to purchase technical and engineering services (“Development Services”) and Products from Company for incorporation into Customer Products to be sold by Customer in and for use solely in the Territory in the Field (as those terms are defined and set forth in Appendix A);

D.	WHEREAS, in connection with this Agreement, the Parties are entering into that certain Software License Agreement of even date herewith as attached hereto as Appendix E) (the “SLA”), pursuant to which Company will license to Customer the Firmware (as defined in the SLA) and provide the Support (as defined in the SLA), all as further described in and subject to the terms and conditions of the SLA; and

E.	WHEREAS, Subject to the terms and conditions of this Agreement, Company is willing to perform the Development Services, and to supply to Customer the Products for use solely in the Territory in the Field on an exclusive basis in the Territory in the Field, all as further described herein and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.	Definitions. As used herein,

a.     “Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

b.     “Commercialize”, “Commercializing” and “Commercialization” shall mean activities directed to using, marketing, advertising, promoting, exploiting, distributing, importing, selling, offering for sale and/or disposing of a product.

c.     “Confidential Information” means, with respect to a Party (“Discloser”), all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such Party to the other Party (“Recipient”) that is marked or identified as “Confidential” or which is treated by Discloser as confidential or proprietary and which a reasonable person would recognize to be confidential or proprietary from its nature or the manner of its disclosure. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which (i) was publicly known prior to disclosure of such information by the Discloser to the Recipient, (ii) became publicly known, without fault on the part of the Recipient subsequent to disclosure of such information by the Discloser to the Recipient, (iii) was received by the Recipient at any time from a source, other than the Discloser, rightfully having possession of and the right to disclose such information without obligation of confidentiality, or (iv) was independently developed by employees or agents of the Recipient who have not had access to or made use of any information disclosed by the Discloser to the Recipient.

d.     “Defect” means any material non-conformance to the Specifications. Products that are subject to a Defect may be referred to herein as “Defective.”

e.     “Development Services” means technical and engineering activities provided by Company for the design, development, and preparation for manufacturing of the Product.

f.      “Field” means and is limited to the field described in Appendix A under the heading “Field”.

g.     “Intellectual Property Rights” means all past, present and future trade secret rights, trademark rights, patent rights, copyrights, moral rights, contract rights, and other proprietary rights in any jurisdiction.

h.     “Law” and “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, regional, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

i.      “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

j.      “Specifications” mean the specifications set forth in Appendix C. From time to time, the Development Services and Specifications may be amended upon mutual written agreement by the Parties.

k.     “Technology” means and includes all innovations, improvements, suggestions, ideas, apparatuses, methods, processes, inventions (whether or not patentable), discoveries, proprietary information, trade secrets, know-how, protocols, specifications, techniques, works of authorship (including software), algorithms, documentation, designs, diagrams, data, test results, reports, and other forms of technology and information, whether in tangible or intangible form.

l.       “Third Party” means any Person other than Company, Customer, and their respective Affiliates.

2.	Product Supply.

Supply; Exclusivity. Subject to the terms and conditions of this Agreement, Company agrees to sell the Products to Customer within the Territory for use by Customer in the Field. Except for the particular third party that Company has identified to Customer, Company will not provide, directly or indirectly, the Products to any third party for such Third Party, during the Initial Term, to distribute or sell the Products (whether in stand-alone form or as embedded or incorporated into a finished product of such Third Party) within the Field and Territory. For clarity, Company retains at all times the right to (A) Commercialize the Products inside and outside of the Field and inside and outside of the Territory so long as Company does not provide the Products to a Third Party for such Third Party, during the Initial Term, to distribute or sell the Products (whether in stand-alone form or as embedded or incorporated into a finished product of such Third Party) within the Field and Territory, (B) undertake and provide general engineering, customization, and consulting work for or to any Third Party, and (C) Commercialize its own product and supply against prior contractual obligations to Richemont Cartier without restriction other than activity band for consumer lifestyle health monitoring with all of the following characteristics:

i)	Does not have a display;

ii)	Does not contain GPS or other location capability

iii)	Does includes heart rate and motion sensing

iv)	For clarity, industrial, medical, and clinical applications are not considered exclusive.

b.    Prohibited Activities. Neither Customer nor its Affiliates may, directly or indirectly, during the term of this Agreement, (i) export, Commercialize, or otherwise exploit the Products (including as embedded or incorporated into any product of Customer) outside the Field or outside the Territory, or (ii) sell or distribute the Products (including as embedded or incorporated into any product of Customer) to any Person whom Customer or any of its Affiliates knows, or has a reasonable suspicion, has caused or will cause or has permitted or will permit the Products (including as embedded or incorporated into any product of Customer) to be Commercialized outside the Field or outside the Territory.

c.     Additional Products. From time to time, the Products listed in Appendix A and the prices listed in Appendix B may be amended by mutual agreement of the Parties.

d.    Firmware. Notwithstanding anything to the contrary contained herein or in any attachment hereto (other than the SLA), the Products sold by Company to Customer hereunder expressly exclude the Firmware, which is licensed, not sold, to Customer pursuant to the SLA. Any and all use of the Firmware by Customer and its End Customers (as defined in the SLA) shall be governed by and subject to, the terms and conditions of the SLA.

3.	Purchase of Products.

a.     Forecast and Reports. Customer will provide Company with a twelve (12) months rolling forecast of estimated quantities of the Products which Customer intends to order from Company. The forecast is for planning purposes only and is not binding. Customer will deliver the initial forecast within thirty (30) days after the Effective Date. Thereafter, Customer will deliver the forecast and the reports on a monthly basis by the first business day of each month.

b.    Purchase Orders. On the Effective Date, Customer is required to purchase the minimum quantity of Products referenced in Appendix A as Initial Product Purchase Requirement and thereafter, on an annual basis during the term of this Agreement, the Annual Minimum Purchase Requirement referenced in Appendix A. From time to time, Customer will place written purchase orders with Company to purchase additional quantity of Products. Each purchase order shall identify (i) the purchase order number, (ii) the quantity of Products Customer desires to purchase, (iii) delivery address, (iv) the requested shipment date, (v) the price to be paid for the Products, and (vi) any other elements necessary to ensure the timely delivery of the Products. The Parties agree that the shipment dates requested in the purchase order must be at least forty five (45) days after the purchase order is submitted to Company. All purchase orders are subject to acceptance by Company. Company shall indicate its written acceptance of each purchase order within [5] days of receipt thereof, failing which the purchase order shall be deemed accepted. In its acceptance, Company shall notify Customer of the estimated shipping date of the Products. All purchase orders placed under this Agreement are subject to the terms and conditions provided in this Agreement, unless otherwise agreed upon formally in writing between the Parties with signatures of responsible executives. Company agrees to sell to Customer, if ordered, at least 300,000 units of Product during [2] years since the Effective Date provided that this Supply Agreement is in force and that Customer is not and has not been in default on any of its obligations under this Supply Agreement.

c.     Shipment, Title and Delivery. All sales of the Products are made Ex Works (Incoterms 2020) Company’s or its supplier’s facility. At the time a Product is delivered to Customer or an agent of Customer, including common carrier, title and risk of loss of the Product shall pass to Customer and Company is not responsible for any subsequent delay in transportation or non-delivery of the Product. Customer shall provide whatever insurance against loss or damage it considers necessary once a Product is shipped from Company or its supplier’s facility, and shall be responsible for all shipping and related costs following shipment of the Product at Company’s or its supplier’s facility.

d.    Order Reschedule or Cancellation. Reschedule or cancellation of any purchase order by Customer prior to shipment will be subject to the terms specified in Appendix B.

e.     Reserved.

f.     Non-Conforming Orders.

i)	Customer shall inform Company in writing, within thirty (30) days of receipt of Products under a particular purchase order (the “Review Period”), of any claims in which (a) there is a shortfall in the quantity of Products delivered, or (b) a delivered Product is Defective, provided that if a Defect in the Product could not reasonably be discovered by Customer within the Review Period (a “Latent Defect”), Customer shall provide Company with notice of such Latent Defect within thirty (30) days after discovering and confirming such Latent Defect (but in all cases within ninety (90) days of delivery' of the Product to Customer hereunder). Customer will return Defective Products to Company at Company’s expense. Provided that Customer complies with the obligations set forth above in this Section 3(f)(i):

(1)	in the event of a shortfall in the quantity of Products delivered under a purchase order, Company shall supply as soon as reasonably practicable, but no later than [30] days after receipt of the Products, to Customer any additional Products as is necessary to meet the quantity ordered under such purchase order;

(2)	in the event that more Products are delivered to Customer than ordered under a purchase order, Customer may elect either to (i) return to Company, at Company’s expense, any Products in excess of the quantity ordered, or (ii) accept any Products in excess of the quantity ordered as against future purchase orders of Products; and

(3)	in the event a Product is Defective, Company will honor the production warranty provisions as stated in Appendix B.

ii)	In the event Company or its supplier does not agree with Customer’s determination that Products are Defective, Company shall promptly notify Customer of its dispute. In such event, Customer shall promptly segregate the disputed Products (“Disputed Products”) from the undisputed Products and the Parties will attempt, in good faith, to resolve such dispute. If the Parties cannot resolve such dispute within fifteen (15) days, an independent, neutral, qualified expert that is reasonably acceptable to both Parties shall be asked to inspect and test the Disputed Products. If such expert finds that the Disputed Products are not Defective, Customer shall accept delivery of the Products and pay the fees related to such inspection and testing and shall pay for the Disputed Products in accordance with this Agreement. If such expert finds that the Disputed Products are Defective, Company shall comply with its obligation under Section 3(f)(i)(3) and pay the fees of such inspection and testing. The findings of such inspection and testing shall be final and binding on the Parties and treated as the Company’s Confidential Information.

4.	Compliance with Laws. Each Party will comply with all applicable Laws with regard to its Commercialization of the Products (including as embedded or incorporated into any product of Customer) or otherwise regarding such Party’s activities hereunder. Neither Party will engage in any illegal or unethical practices in connection with its Commercialization of the Products (including as embedded or incorporated into any product of Customer) or otherwise regarding such Party’s activities hereunder. Without limiting the foregoing, each Party shall comply, and shall ensure its officers, directors, employees and contractors, subcontractors, agents and any person or entity acting on its behalf or under its control comply, with all applicable anti-corruption Laws, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”). If at any time any potential or actual conflict of interest arises the Party that becomes aware of such conflict shall immediately notify the other Party in writing of the potential or actual conflict. No payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or directing business to any Person. Each Party' shall cooperate fully in the other Party’s efforts to enforce the terms of this provision, including but not limited to providing, upon request from the other Party (a) certification of compliance with this provision as signed by an authorized representative of Customer or Company, as applicable, and (b) reasonable cooperation at the requesting Party’s expense with respect to any investigation relating to this provision.

5.	Fees.

a.     Product Price. The Products will be sold to Customer at the Product Prices set forth in Appendix B.

b.    Taxes and Other Charges. The prices owed by Customer to Company as set forth in this Agreement (including all Software Fees under the SLA) exclude all taxes, whether or not set forth separately. Customer shall be responsible for all sales, use, VAT and other taxes (including taxes based on Customer’s net income), fees and import duties arising from the purchase and delivery of the Products and the licensing of the Firmware. The prices will be subject to an additional charge to cover any applicable tax or government assessments (other than any tax based solely upon Company’s net income) and related interest which Company is at any time obligated to pay or collect in connection with or arising out of transactions between Company and Customer. The prices do not include any transportation or shipping charges, insurance charges, export or special packaging charges. The prices also do not include any charges relating to inspection performed by outside individuals, entities, or agents at the request of Customer.

c.     Payment. All payments due under this Agreement will be made in U.S. dollars in accordance with the Payment Terms set forth in Appendix B. Payments shall be made, at the instruction of Company, by either (i) a check to Company, or (ii) electronic transfer of funds to Company’s account. Except as may be expressly provided in this Agreement, all payments made under this Agreement are non-refundable. Failure of a Product to comply with the Specifications will not delay Customer’s obligation to pay for the Product but may be subject to the remedies set forth in Section 3(f).

d.     Late Fees. In the event Customer fails to make any payments when due under this Agreement then Customer will be charged a late fee of one and a half percent (1.5%) of the outstanding balance per month or the maximum rate allowed by applicable Law, whichever is lower. Company shall recover any reasonable out-of-pocket expenses incurred in collecting payments due, including, without limitation, any bank charges for returned checks and attorneys’ fees. In the event of any late payment by Customer that is not cured within ten (10) days from the date of notice thereof, Company may decline to make further shipments of the Products until all amounts due and late fees are paid in full, without in any way affecting its rights under this Agreement. Company may enforce the foregoing rights without waiving any and all other rights or remedies it may have for any breach of this Agreement.

e.     Extension of Credit. Company may, in its sole discretion, extend credit to Customer for some or all of the entire amount due to Company hereunder. The amount or terms of credit may be changed or withdrawn completely by Company at any time for any reason.

6.	Intellectual Property.

a.    Company IP. As between the Parties, Company exclusively owns all right, title, and interest in and to (i) the Products and Firmware, including all Technology embodied or incorporated therein and all Intellectual Property Rights therein or thereto, and (ii) all other Technology that is either (i) owned by Company (or its affiliates or third party suppliers or licensors) prior to the Effective Date, (ii) developed, acquired, or otherwise obtained by Company (or its affiliates or third party suppliers or licensors) during the term of this Agreement, and (iii) any improvements, enhancements, modifications, or derivative works of or to any of the foregoing, including all Intellectual Property Rights therein or thereto (collectively, the “Company IP”). There are no implied rights or licenses granted to Customer hereunder and Company expressly reserves all of its Intellectual Property Rights in and to the Company IP (including the Products and Firmware).

b.     Company hereby grants to Customer during the term of this Agreement a worldwide, non-exclusive, non-transferable, non-sublicensable license under Company’s Intellectual Property Rights for Customer to (i) use any plans, bill of material(s), documents, specifications, software code (in object code form only), and other materials specific to the Customer Product that are developed by Company in its performance of the Development Services and delivered to Customer hereunder (excluding, in all cases, the Firmware) (collectively, the “Customer Product Plans”) for the sole purpose of making or having made the Customer Product (other than the Product), and (ii) make and have made the Customer Product (other than the Product or the Firmware) in strict accordance with any applicable specifications provided by Company. For the avoidance of doubt, (i) all Customer Product Plans are and shall be deemed to be the Confidential Information of Company and may not be disclosed to any third party or used for any purpose other than manufacturing the Customer Product, (ii) Customer may not modify any Customer Product Plans or the Customer Product without Company’s prior written consent, and (iii) no right or license of any kind is granted hereunder for Customer to make or have made the Product or any component thereof or to make, have made, use, sell, import, export, reproduce, modify, create derivative works of, perform, display, or otherwise exploit the Firmware (which rights, if any, are granted solely under the SLA).

c.     Should Customer wish to develop a next-generation product, it will first invite Company to evaluate the requirements and make a proposal and provide Company the opportunity to meet any competitive bids. If Company provides a proposal that is the same or better for Customer, Customer will select Company for the development. During the term of this Agreement, should Company develop a next-generation set of capabilities, it shall, provided that Customer has agreed to appropriate confidentiality and non-use obligations and is not and has not been in breach of this Agreement, provide information on the capabilities to Customer and, at Customer’s request, negotiate in good faith with Customer to offer the capabilities to Customer prior to offering the capabilities to Company’s other customers. For any next-generation development, the Parties shall both use commercially reasonable efforts to provide exclusivity to each other.

d.    Proprietary Notice. Customer will not remove, alter, or conceal any proprietary rights notices, warnings, or disclaimers of Company provided with the Products without Company’s prior written consent.

e.    Patent Challenge. During the term of this Agreement, neither Party nor its Affiliates will (i) commence or participate in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any Intellectual Property Rights in or embodied by the Company IP (including the Products) or the Customer Products, as applicable, or (ii) actively assist any other Person or entity in bringing or prosecuting any such patent challenge.

f.     Customer Intellectual Property. As between the Parties, Customer owns all rights, title, and interest in the Technology shown in Appendix A that Customer contributes to the Customer Products, including all Intellectual Property Rights therein, but in each instance excluding the Company IP. There are no implied rights or licenses granted to Company hereunder and Company expressly reserves all of its Intellectual Property Rights in and to the Customer Products except as expressly granted hereunder. Customer hereby grants to Company during the term of this Agreement a worldwide, non-exclusive, royalty-free license under all Intellectual Property Rights of Customer to make, have made, import, export, and sell the Products to Customer and to otherwise use and exploit such Intellectual Property Rights to the extent necessary for Company to perform its obligations hereunder or any attachment hereto.

g.    Customer Product Plans. Within two (2) weeks after Customer receives the Customer Product Plans from Company (the “Acceptance Period”), Customer will conduct acceptance testing (including in accordance with any criteria and procedures set forth in Appendix A) to evaluate whether such Customer Product Plans conform in all material respects with the specifications and requirements of this Agreement and will provide Company either (i) a written acceptance of the Customer Product Plans or (ii) a written statement of rejection indicating the non-conformities to the specification or requirements requiring correction. In the absence of such criteria and procedures being set forth in Appendix A, acceptance by Customer will be based solely upon such Customer Product Plans’ material conformance to objective criteria to be reasonably derived from the specifications and requirements of this Agreement. The Customer Product Plans and the corresponding Development Services will be deemed irrevocably accepted by Customer if Company does not receive either written acceptance or written rejection regarding such Customer Product Plans within the Acceptance Period. If Company receives a written statement of rejection and confirms that the Customer Product Plans are non-conforming, Company will use commercially reasonable efforts to remedy all identified, material, reproducible non-conformities and will promptly return the reworked Customer Product Plans to Customer for re-testing and reevaluation in accordance with the procedures set forth in this Section 6(g). The foregoing procedure will be repeated until (i) final written acceptance of the Customer Product Plans by Customer, (ii) the parties mutually agree in writing to terminate this Agreement, or (iii) at Company’s election, Company reimburses Customer the amounts it paid to Company for those portions of the Customer Product Plans that are non-conforming. This Section 6(g) sets forth the sole and exclusive remedies of Customer, and the exclusive obligations and liabilities of Company, with respect to all non-conforming Customer Product Plans and the Development Services.

7.	Term and Termination.

a.     Term. Unless earlier terminated pursuant to this Section 7, this Agreement shall remain in full force for an initial term of two (2) years from the Effective Date or one (1) year from date of first shipment of Customer Products to retailer / in store, whichever is the lesser (the “Initial Term”). This Agreement shall automatically renew for one (1) year terms (each, a Renewal Term”) unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days prior to the end of the Initial Term or the then-current Renewal Term, provided that Company agrees not to issue a notice of non-renewal to Customer so long as Customer is not in material breach of the Agreement at the time of renewal. Further Customer agrees that Customer’s exclusive rights under Section 2.1 hereof will automatically terminate following the Initial Term.

b.     Termination for Breach. Either Party may terminate this Agreement, effective immediately, by giving the other Party written notice of termination, if the other Party breaches any of its material obligations under this Agreement and fails to cure such breach to the satisfaction of the terminating Party within thirty (30) days after receiving written notice thereof from the terminating Party. In addition, Company may terminate this Agreement, effective immediately, by giving written notice of termination to Customer if Customer has failed to pay any undisputed amounts owed under this Agreement within thirty (30) days after Customer has received written notice from Company regarding such past due amount.

c.     Effects of Termination. In the event that this Agreement is terminated for any reason Company shall have no further obligation to fulfill any new orders for the Products and each Party shall immediately pay to the other party all outstanding amounts due under this Agreement. Neither Party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either Party. No compensation of any kind (including without limitation any claim for loss of profits, loss of prospective profits, damages, or indemnity) shall be due from either Party to the other solely as a result of termination of this Agreement.

d.     Survival. Sections 1, 2(b), 4, 6(a), 6(b), 6(d), 7(d), 8, 9(c), and 10-12, and any outstanding payment obligation of either Party will survive any termination of this Agreement.

8.	Indemnification.

a.     Indemnification by Customer. Customer agrees to defend Company, Affiliates and licensors (directly or indirectly) of Company, and their respective directors, officers, employees and agents (collectively, the “Company Indemnitees”), and shall indemnify and hold harmless the Company Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorneys’ fees and other legal expenses with respect thereto arising out of any claim, action, lawsuit, or other proceeding arising out of any theory of liability (collectively, “Losses and Claims”) brought against any Company Indemnitee by a Third Party resulting from or relating to: (i) any activities undertaken by Customer in its further Commercialization of the Products (including as embedded or incorporated into any product of Customer) and excluding Losses and Claims to the extent attributable to any failure or delay by Company in taking reasonable actions to mitigate such Losses and Claims, (ii) infringement, misappropriation, or violation by Customer of any Intellectual Property Rights of a Third Party, other than to the extent Company is obligated to indemnify Customer as set forth in Section 8(b) hereof, (iii) any breach by Customer of any of its representations or warranties or obligations pursuant to this Agreement, or (iv) the gross negligence or willful misconduct of Customer or any Affiliate of Customer.

b.    Indemnification by Company. Company agrees to defend Customer, Affiliates of Customer, and their respective directors, officers, employees and agents (collectively, the “Customer Indemnitees”), and shall indemnify and hold harmless the Customer Indemnitees, from and against any Losses and Claims brought against any Customer Indemnitee by a Third Party to the extent resulting from or relating to: (i) Defects with the Product, other than caused by Customer, and excluding Losses and Claims to the extent attributable to any failure or delay by Customer in taking all necessary actions to mitigate such Losses and Claims, (ii) infringement, misappropriation, or violation by a Customer Indemnity based solely upon the sale or import of the Product as and in the form provided by Company, of any Intellectual Property Rights of a Third Party, (iii) any breach by Company of any of its representations or warranties or obligations pursuant to this Agreement, or (iv) the gross negligence or willful misconduct of Company or any Affiliate of Company, and in all cases excluding all Losses and Claims to the extent attributable to any failure or delay by Customer in taking reasonable actions to mitigate such Losses and Claims . For clarity, Company shall have no obligations under this Section 8(b) to the extent any Losses and Claims arise out of or relate to the modification of the Products by anyone other than Company, the misuse of the Products (including any Commercialization of the Products outside of the Field or the Territory), the combination of the Products with any hardware, products, or services not provided by Company or embedding or incorporating the Products into any products of Customer, or Customer’s gross negligence or willful misconduct or breach of this Agreement (all of the foregoing being subject to Customer’s obligations under Section 8(a)).

c.     Procedure. If any Company Indemnitee or Customer Indemnitee (collectively, the “Indemnitee”) intends to claim indemnification under this Section 8, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any Loss and Claim for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Section 8, provided that the consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity obligation under this Section 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 8, but the omission to so deliver notice to the Indemnitor will not relieve Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 8 other than to the extent such omission impinges on the ability to mitigate or avoid such liability. The Indemnitee under this Section 8 and its employees and legal representatives shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. For clarity, nothing contained in this Section 8 shall be deemed to apply to the Firmware or Support, which are exclusively addressed in the SLA.

9.	Representations and Warranties.

a.     Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

i)	Corporate Existence. Such Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

ii)	Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

iii)	No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been and will be obtained.

iv)	Compliance. Each Party will comply with all applicable Laws in exercising its rights and performing its obligations hereunder, including any applicable anti-corruption Laws.

b.     Company Warranties. Company represents and warrants to Customer that: (i) the Products when delivered to Customer will be new, free and clear of all liens, and, for a period of one year following delivery to Customer, will not be Defective (provided that Customer’s sole and exclusive remedies, and Company’s sole and exclusive liability (other than as set forth in Section 8(b)) arising out of or relating to any Defective Products are as set forth in Section 3(f) and the production warranty provisions as stated in Appendix B); and (ii) Company has all rights necessary to provide the Products hereunder, and that none of the Products do or will infringe upon the Intellectual Property Rights or other proprietary rights of any third party (provided that Customer’s sole and exclusive remedies (if any), and Company’s sole and exclusive liability arising out of or relating to any infringement by the Products of any Intellectual Property Rights or other proprietary rights of any third party are as set forth in Section 8(b)); (iii) Company will use commercially reasonable efforts to perform the Development Services hereunder in a timely and professional manner. For the avoidance of doubt, (1) Company shall respond to the Customer within [3] days after Customer contacts in relation to the Product and/or the Development Services, and (2) Company’s exclusive obligations and liabilities with respect to any non-conforming Development Services are as set forth in Section 6(g) hereof.

Company shall have no obligations under this Agreement and a Product shall not be deemed to be Defective to the extent a Product was subject to improper storage, handling, use, abuse, damage, destruction, or modification by anyone other than Company.

c.     Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PRODUCTS, DEVELOPMENT SERVICES, AND CUSTOMER PRODUCT PLANS ARE PROVIDED “AS IS” WITHOUT WARRANTIES OF ANY KIND, AND COMPANY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, AND ACCURACY. THIS DISCLAIMER OF WARRANTIES IS AN ESSENTIAL CONDITION OF THIS AGREEMENT.

10.	Limitation of Liability. EXCEPT ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, OR LIABILITY OF A PARTY FOR ITS BREACH OF SECTION 2 (PRODUCT SUPPLY) HEREOF OR ITS UNAUTHORZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE PRODUCTS OR THIS AGREEMENT (WHETHER FROM BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER FORM OF ACTION), EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR ITS UNAUTHORZED USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT WILL THE TOTAL LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT (OTHER THAN CUSTOMER’S PAYMENT OBLIGATIONS HEREUNDER) EXCEED THE TOTAL AMOUNT OF FEES ACTUALLY PAID BY CUSTOMER TO COMPANY UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PRICES SPECIFIED IN THIS AGREEMENT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT WITHOUT THE FOREGOING LIMITATIONS OF ITS LIABILITY.

11.	Confidentiality.

a.     Confidentiality Obligations. Each Party agrees that, for so long as this Agreement is in effect and for a period of three (3) years thereafter, the Recipient shall (i) maintain in confidence such Confidential Information using not less than the efforts such Recipient uses to maintain in confidence its own proprietary industrial or technical information of similar kind and value, but in no event using less than reasonable care, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Discloser, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

b.     Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Recipient may disclose Confidential Information belonging to the Discloser in the following instances: (i) regulatory filings; (ii) prosecuting or defending litigation; (iii) subject to Sections 11(c) and 11(d) in complying with applicable Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Recipient’s counsel, such disclosure is necessary for such compliance; and (iv) disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to potential or actual collaborators; potential or actual investment bankers, investors, lenders, or acquirers; or employees, independent contractors (including without limitation consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non- use no less restrictive than the obligations set forth in this Section 11; provided, however, that the Recipient shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 11 to treat such Confidential Information as required under this Section 11.

If and whenever any Confidential Information is disclosed in accordance with this Section 11(b), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Sections 11(c) and 11(d), the Recipient shall notify the Discloser of the Recipient’s intent to make such disclosure pursuant to Section 11(b) sufficiently prior to making such disclosure so as to allow the Discloser adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

c.     Required Disclosure. A Recipient may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that the Recipient shall notify the Discloser promptly upon receipt thereof, giving (where practicable) the Discloser sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Recipient shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Discloser.

d.     Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11(d) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

e.     Terms of Agreement. The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Sections 11(d) or 11(g) shall be considered Confidential Information of both Parties. Either Party may disclose such terms to a bona fide potential licensee, investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

f.     Injunctive Relief. The Parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Section 11 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 11.

g.     Publicity. Each Party agrees not to issue any press release or other public statement disclosing information relating to the content of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided however, that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following. The Parties agree that any such announcement will not contain the Confidential Information or any other confidential business or technical information and, if disclosure of any such information is required by Law, the Parties will use reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall provide the other with an advance copy of any such announcement at least ten (10) business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.

12.	General Terms and Conditions.

a.     Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Such notices shall be deemed to have been sufficiently given if and at the moment it is delivered in person, transmitted by facsimile (upon receipt by the sender of a positive transmission report), by express courier service (upon signature of the receipt), or by registered letter with return receipt or its equivalent (upon execution of the return receipt by the recipients) to the following persons and addresses:

If to Customer:                                                              MEDIROM, Inc.

Tradepia Odaiba 16F, 2-3-1

Daiba, Minato-ku

Tokyo 135-0091

Japan

Attention: CEO

If to Company:                                                              Matrix Industries, Inc.,

1440 O’Brien Drive, Suite A-1

Menlo Park, California, USA 94025

Attention: CEO

b.     Governing Law: Venue. This Agreement and all related agreements shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of law principles thereof. The parties further agree that the state and federal courts located in any competent jurisdiction in New York shall have exclusive jurisdiction and venue for all matters regarding the existence, interpretation, execution, validity, enforceability, performance and termination of this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

c.     Dispute Resolution. In the event of any dispute between the parties relating to, resulting from or arising out of this Agreement, a Party may notify the other Party in writing of such dispute providing details of the subject matter of the dispute and any relevant documentation. Up to one (1) duly authorized executive officer of each Party shall promptly attempt to settle such dispute within a period of three (3) months after notice. If the executive officers of the Parties are unable to resolve the issue within three (3) months after notice, the dispute may be submitted by either Party to the court stipulated in Section 12(b)(provided that Company may at any time bring an action anywhere in the world to protect or enforce its Intellectual Property Rights and Confidential Information).

d.     Independent Contractors. Each Party acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

e.     Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party, whether of a similar nature or otherwise. Any waiver must be in writing and signed by an authorized representative of the waiving Party.

f.      Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm to such other Party its rights and remedies under this Agreement.

g.    Construction. The singular will include the plural and the plural will include the singular. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The words “include” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import. The rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law or in equity, unless expressly stated otherwise.

h.    Severability. In the event that any provision of this Agreement is declared invalid, unenforceable or void to any extent, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions of this Agreement. Any declaration of such invalidity, unenforceability or void provision in any jurisdiction shall not invalidate or render unenforceable or void such provision in any other jurisdiction.

i.      English Language. This Agreement was negotiated and executed in English, and the original language version shall be controlling. All communications and notices to be made or given pursuant to this Agreement shall be in English.

j.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature transmitted via facsimile or electronic means shall be deemed to be and shall be as effective as an original signature upon confirmation of transmission.

k.     Force Majeure. Neither Party will be responsible for any failure or delay in the performance of all or any part of this Agreement caused by force majeure, including, without limitation, acts of God and nature, intervention of government, war or threat of war, conditions similar to war, acts of terrorism, sanctions, blockades, embargoes, strikes, lockouts, or other similar causes or circumstances which cannot reasonably be prevented by the Party the performance of which is delayed (“Force Majeure”). The affected Party shall promptly give written notice to the other Party whenever such Force Majeure becomes reasonably foreseeable, and shall use all reasonable commercial efforts to overcome the effects of the Force Majeure as promptly as possible, and shall promptly give written notice to the other Party of the cessation of such Force Majeure.

l.      Attorneys’ Fees. In any action or other legal proceeding between the Parties for relief based in whole or in part on this Agreement (or the breach thereof), the prevailing Party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees) incurred in the proceeding.

m.    Waiver. Any waiver by either Party of the breach of any of the terms or conditions of this Agreement will not be considered as a continuing waiver or a waiver of any prior or subsequent breach of the same or any other terms or conditions.

n.    Entire Agreement. This Agreement (including its Appendices (including the SLA) which are hereby incorporated herein) contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, regarding the subject matter of this Agreement heretofore made are expressly superseded by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party or its representatives except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the parties unless in writing and duly executed by authorized representatives of both parties. In the event of a conflict between the terms and conditions of this Agreement or any other attachment hereto, on the one hand, and the terms and conditions of the SLA, on the other hand, the terms and conditions of the SLA shall control with respect to the subject matter thereof (including with respect to the Firmware and Support).

o.    Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, not to unreasonably withheld or delayed, provided, however, in the event of a transfer or sale by a Party to a third party of all or substantially all of the business or assets of the assigning Party to which this Agreement relates then the assigning Party shall be required to assign this Agreement to such third party, the other Party’s consent shall not be required for such assignment, and this Agreement (including all supply obligations hereunder) will continue on in full force and effect. In the event of any assignment by a Party in accordance with this Section 12(o), the assigning Party’s rights and obligations herein shall be binding upon its successor and assigns. Any attempted assignment or delegation in violation of this Section 12(o) shall be void and of no effect. In the event of any assignment by a Party in accordance with this Section 12(o), the assigning Party shall notify the other Party of such fact in advance.

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Signature Page to Development and Production Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Company		Customer

MATRIX Industries, Inc.		MEDIROM, Inc.

By:	/s/ Akram Boukai	By:	/s/ Kouji Eguchi

Name: Akram Boukai		Name: Kouji Eguchi

Title: CEO		Title: CEO

Appendix A

General Terms and Conditions

Territory

Asia

Product(s):

•	Product: Matrix thermoelectric power module for “MOTHER” smart tracker wearable device

•	Customer Product: “MOTHER” activity band for consumer lifestyle health monitoring including hardware, related firmware, mobile phone application, and related cloud infrastructure

Field

Activity band for consumer lifestyle health monitoring Includes:

•	Heart rate and motion sensing

•	“MOTHER” brand, worldwide

Excludes:

•	Analog and digital watches
•	Industrial, medical, and clinical applications
•	Display
•	GPS

Exclusivity

•	Exclusivity period shall be 1 year from the date that Customer receives the DVT sample unit (whichever is earlier, but no later than February 2021)
•	Should Customer fail to meet an agreed-to forecast, Customer shall have 3 months’ time to remedy by placing orders, or this exclusivity provision is null and void

Contributed Technologies

•	Customer shall be solely responsible for the development of a mobile phone application and associated cloud infrastructure and shall retain Intellectual Property Rights for this contributed Technology
•	Company shall retain Intellectual Property Rights for all other technologies that are incorporated in Customer Product

Appendix A (cont’d)

Financial arrangements

CUSTOMER

•	Shall assume all costs of sales of the Customer Product including direct purchase from a mutually agreed contract manufacturer, inventory, sales channel and distribution expenses
•	Payment of Non-Recurring Engineering charges to Company
•	Acceptance of the risk of change in the cost of the non-Company bill of materials items and related manufacturing services
•	Customer shall purchase a minimum of 100,000 units during the first 6 months since the first shipment of the Customer Products (“Initial Product Purchase Requirement”)
•	Payment to Company of 50% of the gross profit derived from the sale of the Customer Product, with a minimum of $25.00/unit paid to Company for the first 10,000 units sold. The payment rate will decrease to 10% of the gross profit delivered, with a minimum of $5.00/unit paid for all subsequent shipments.

Company

•	Shall sell its thermoelectric power module and associated components directly to the chosen contract manufacturer
•	These General Terms and Conditions of Sale may be extended to a contract manufacturer for the purpose of manufacturing the Customer’s product
o	Customer shall request such an extension in writing for acceptance by Company
o	A credit application to Company from the contract manufacturer will be also required
o	Should the contract manufacturer fail to pay invoices on time or otherwise violate the terms of the credit application and agreement, this extension may be revoked by Company after notifying Customer and allowing 15 days for corrective action
•	The purchase price shall include an activation fee that is included in the purchase price
•	A software maintenance fee shall be applied to the mutually agreed number of active units that are in use by Customer’s customers and shall be invoiced by Company to Customer on a quarterly basis
•	Company shall have the right to purchase the Customer Product from the contract manufacturer on the same terms and conditions and at the same prices as Customer. Customer hereby grants to Company a limited, non-exclusive, non-transferrable, non-sublicensable (solely with respect to any units of Customer Products purchased by Company for resale as contemplated herein), right and license, in the United States of America, Canada, Mexico, the United Kingdom, and the European Union to use Customer’s trademarks, service marks, and logos incorporated on any such Customer Products or their packaging that are owned by Customer during the term of the Agreement or any extension thereof, but excluding any Company IP ("Customer Marks”) in connection with the marketing, promotion, sale, licensing, distribution, resale and support of such Customer Products. It is understood and agreed that Customer shall retain all right, title and interest in and to Customer Marks. Company's use of Customer Marks will not tarnish, blur, or dilute the quality associated with the Customer Trademarks or the associated goodwill. Any goodwill accruing from Company's use of such Customer Marks will automatically vest in Customer.
•	Payment to Customer of 50% of the gross profit derived from the sale of the Customer Product by Company, with a minimum of $25.00/unit paid to Customer for the first 10,000 units sold. The payment rate will decrease to 10% of the gross profit delivered, with a minimum of $5.00/unit paid for all subsequent shipments.

Appendix B

Production Terms and Conditions

General Terms and Conditions of Sale

Item	Description
Pricing	In US Dollars
Payment terms	Net 30 days from the date of invoice, with prior credit approval
Production Lead time	12-weeks ARO
Production Warranty	One year from shipment date.

A Return Material Authorization (RMA) is required prior to Company’s acceptance of a customer return request. For authorized returns, Company may replace, repair, or refund the purchase price of the Defective Products at its sole option.
Governing law	New York
Shipment terms	Ex-Works (EXW), Incoterms® 2020
Sales taxes	To be paid by the Customer unless the Customer supplies a valid resale certificate at the time of order placement
Minimum Annual Purchase Quantity (units)	100,000
Minimum production line item purchase quantity (units)	10,000

Reschedule and Cancellation Terms

Days Before Shipment	Reschedule/Push-Out	Cancellation Liability
0 to 30	No reschedule allowed	100% of the purchase price
31 to 60	Up to 30 days, one time only	75% of the purchase price
61 to 90	Up to 60 days, one time only	50% of the purchase price
90 days or more	Unlimited reschedule push-out	Cancellation allowed with no liability

End-of-life in production

Company may notify Customer of end-of-life with 6 months of advance notification and an additional 6 months to request shipment of lifetime buys

Company shall use commercially reasonable efforts to provide replacement components that are equivalent to or better than the discontinued components

Appendix B (cont’d)

Non-Recurring Engineering Charges

[***]

Unit Pricing in Production

[***]

Appendix C

Specification

[to be added]

Appendix D

Development Services

[***]

Appendix E

Software License Agreement

This Software License Agreement (this “Agreement”), which is effective as of August 4, 2020 (the “Effective Date”) is made and entered into by and between Matrix Industries, Inc., a Delaware USA corporation with a place of business at 1440 O’Brien Drive, Suite A-1, Menlo Park, California, USA 94025 (“Company”) and MEDIROM Healthcare Technologies Inc., a Japan corporation having a place of business at Tradepia Odaiba 16F, 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan (“Customer”). Company and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS, in connection with this Agreement, the Parties are entering into that certain Development and Production Agreement on even date herewith (the “DPA”), pursuant to which the Parties are collaborating in the development and deployment of a completed wearable device and service offering described in Appendix A to the DPA as the “Customer Product”, and Company will be performing certain Development Services and supplying certain Products for incorporation into the Customer Product solely in the Territory in the Field (as those terms are defined and set forth in the DPA);

B.	WHEREAS, Company and its suppliers have developed certain software that will be customized by Company for the Customer Product and installed by Company in the Products supplied by Company to Customer under the DPA [***] (the foregoing, together with any associated documentation and any updates thereto made available to Customer hereunder, collectively, the “Firmware”), which Firmware is to be provided and licensed by Company to Customer in the Territory in the Field as part of the Products supplied by Company under the DPA, solely for incorporation by Customer into Customer Products for use by Customer’s customers and end users of the Customer Products (collectively, “End Users”) solely as part of Customer Products (collectively, the “Purpose”); and

C.	WHEREAS, Subject to the terms and conditions of this Agreement, Company is willing to license the Firmware to Customer and to provide the software maintenance and second-level support for the Firmware further described below, all as further described herein and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1.          Definitions. As used herein,

“Confidential Information” means (i) the Firmware and (ii) all other information or materials of any kind whatsoever, including all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed or made available by Company to Customer hereunder. With respect to the foregoing item (ii), Confidential Information shall not include information which (a) was publicly known prior to disclosure of such information by Company to Customer and/or the Manufacturer, (b) became publicly known, without fault on the part of Customer and/or the Manufacturer subsequent to disclosure of such information by Company to Customer and/or the Manufacturer, (c) was received by Customer and/or the Manufacturer at any time from a source, other than Company, rightfully having possession of and the right to disclose such information without obligation of confidentiality, or (d) was independently developed by employees or agents of Customer who have not had access to or made use of any information disclosed by Company to Customer. For clarity, the Firmware shall not be subject to the foregoing exclusions in items (a)-(d) and shall at all times remain, and shall be deemed and treated by Customer, its employees, contractors, suppliers, agents and End Users as the Confidential Information of Company.

2.       Limited License.

2.1               Firmware. Company hereby grants to Customer, subject to the terms and on the conditions of this Agreement, including Sections 2.3 and 3 and Customer’s payment to Company of the applicable Activation Fee (defined below) for the applicable Firmware installed on each unit of Product supplied by Company to Customer under the DPA, a limited, non-transferable, non-sublicensable (except as expressly provided herein) and non-exclusive license solely in the Territory in the Field, to: (i) use the Firmware, in object code form only, that is installed, or provided by Company to Customer hereunder for installation on, Products supplied by Company to Customer under the DPA solely for incorporation by Customer into Customer Products for use by End Users as part of Customer Products; (ii) make a reasonable number of reproductions of the Firmware (including any updates thereto made available to Customer hereunder) made available by Company to Customer hereunder solely for installation on Products supplied by Company to Customer under the DPA, and to install such Firmware on such Products, in each case that are incorporated into Customer Products for use by End Users as part of Customer Products; and (iii) to use the API and documentation included among the Firmware provided by Company to Customer hereunder for the sole purpose of developing and supporting a mobile application for End Users that will interface with the Firmware on the Customer Products (the “Customer App”), in each of the foregoing (i)-(iii), in furtherance of the Purpose and for no other purposes (collectively, the “License”). The License is also conditioned upon Customer’s full and continuing compliance with the terms and conditions set forth in the DPA and any other attachment thereto.

2.2               Number of Licenses; Sublicenses. Customer acknowledges and agrees that the Firmware is licensed on a per unit of Product basis, that the License with respect to the Firmware installed on each unit of Product attaches to such Product, and that no right or license of any kind is granted to Customer to install, execute, or otherwise use more instances of the Firmware than the corresponding number of units of Products supplied by Company to Customer under the DPA. During the term of this Agreement, Customer shall have the right to grant pass-through sublicenses of the rights granted in item (i) of the License to End Users in the Territory in the Field with respect to their particular unit of Customer Product purchased from Customer for the sole purpose of making personal, non-commercial use of such Customer Product; provided, Customer may only grant such sublicenses pursuant to written agreements with each End User containing terms and conditions consistent with and no less protective of Company than those set forth in this Agreement, including the restrictions and obligations set forth in Sections 3, 4, 5, 7, 8.2 and 8.3. Provided that Customer shall not have any liability of any kind whatsoever for any breach of Sections 3,4,5,7, 8.2 and 8.3 by any End User.

2.3               Open Source Software. [***]If a software component included with or in the Firmware is licensed under an open source software license that is incompatible with the terms and conditions of this Agreement, the terms and conditions of such open source software license will take priority over this Agreement solely with respect to such incompatibility and solely with respect to Customer’s and End Users’ use of such software component. Company shall have no responsibility or liability for Customer’s and its end Customer’s use of any such third party open source software, including their respective compliance with and the application of any corresponding open source license terms to the Customer App or any other software of Customer or its other suppliers, licensors or End Users. For clarity, nothing in this Section 2.3 will (i) broaden Company’s representations or warranties or indemnification obligations to Customer; (ii) waive, limit, or disclaim any limitations of liability of Company set forth in this Agreement; or (iii) amend the scope of any license granted to Customer with respect to any proprietary portions of the Firmware.

2.4               Support and Maintenance.

(i)                Customer will be solely responsible for performing training, support (including providing routine reports, call-in customer services, and on-site service calls), maintenance, and other services requested or required by End Users. Customer may not refer any End Users to Company for such support and services. Provided that Company shall use its best efforts to respond to inquiries from Customer concerning support and maintenance.

(ii)                So long as Customer has not breached this Agreement and provided Customer remains in full and continuing compliance with the terms and conditions set forth in the DPA and any other attachment thereto, and subject to Customer’s continued payment of the Support Fees (defined below), Company agrees to use commercially reasonable efforts to respond to Customer requests for second-level support and maintenance with respect to the Firmware (collectively, “Support”); provided, that Support shall not include, and Company shall have no obligation under this Agreement (or the DPA or any other attachment thereto) to: (a) provide any maintenance, support or other services directly to Customer’s End Users nor to respond directly to any requests from Customer’s End Users for maintenance or support; (b) provide any maintenance or support with respect to the Customer App or any issues, complaints or questions related thereto; (c) provide any maintenance or support outside of Company’s regular business hours nor any on site services; or (d) provide any upgrades, enhancements, customizations, integrations, installations, new versions or any new or additional functionality. Company may, from time to time, provide certain updates for Firmware (such as bug fixes, etc.), which Customer shall promptly install, or require to be installed, on the Customer Products. Company will be responsible for providing Support only to Customer. Notwithstanding the foregoing, Company shall provide maintenance, support or other services directly to End Users to whom Company has sold the Customer Products (“Company’s End Users”) and respond directly to any requests from Company’s End Users for maintenance or support.

3.        Restrictions. Customer acknowledges that the Firmware contains valuable trade secrets of Company and its licensors and suppliers and constitutes the Confidential Information of Company. Accordingly, and except as may be permitted under Section 2.4, Customer agrees that it may not: (i) modify, adapt, alter, translate, or create derivative works of the Firmware; (ii) build a product or service using similar ideas, features, functions, or graphics of the Firmware; (iii) except as expressly provided in Section 2, sublicense, resell, rent, lease, transfer or assign Firmware or its use, or offer the Firmware on a time share basis to any third party; (iv) reverse engineer, decompile, decode, or disassemble the Firmware; or (v) otherwise attempt to derive the source code or algorithms for or included in the Firmware or attempt to gain access to any underlying code or algorithms used in or to implement or deploy the Firmware. For clarity, Customer receives no right or license hereunder (nor pursuant to the DPA or any other attachment thereto) to any source code to the Firmware nor any of the algorithms contained therein.

4.        Ownership.

4.1               Firmware. Subject to the licenses expressly granted to Customer hereunder, all right, title and interest in and to the Firmware and any Technology embodied or incorporated therein and all Intellectual Property Rights (as those terms are defined in the DPA) therein and thereto are and shall be owned solely and exclusively by Company.

4.2               Feedback. To the extent Customer, its employees, or any End Users of the Firmware provide Company with any suggestions, ideas, enhancement requests, recommendations or feedback regarding the Firmware, or Company otherwise conceives of or creates any ideas, enhancements, improvements, or modifications to the Firmware (collectively, “Feedback and Improvements”), Company will be free to use, disclose, commercialize, license, and exploit such Feedback and Improvements without any restriction. Feedback and Improvements may also be used to improve the Firmware for other customers of Company.

5.        Confidentiality.

5.1               Confidentiality Obligations. Customer agrees that, for so long as this Agreement is in effect and for a period of three (3) years thereafter (other than with respect to the Firmware, for which the obligations of this Section 5 shall apply in perpetuity), Customer shall (i) maintain in confidence such Confidential Information using not less than the efforts such Recipient uses to maintain in confidence its own proprietary industrial or technical information of similar kind and value, but in no event using less than reasonable care, (ii) not disclose such Confidential Information to any Third Party (as defined in the DPA) without the prior written consent of Company, except for disclosures to the Manufacturer and disclosures expressly permitted below in furtherance of the Purpose, and (iii) not use such Confidential Information for any purpose except those expressly permitted by this Agreement in furtherance of the Purpose.

5.2               Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement in furtherance of the Purpose, Customer may disclose Confidential Information belonging to Company in the following instances: (i) regulatory filings; (ii) prosecuting or defending litigation; (iii) subject to Section 5.3 in complying with applicable Laws (as defined in the DPA) and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of Customer’s counsel, such disclosure is necessary for such compliance; and (iv) disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to the Manufacturer, potential or actual collaborators; potential or actual investment bankers, investors, lenders, or acquirers; or employees, independent contractors (including without limitation consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 5; provided, however, that Customer shall remain responsible for any failure by any Person (as defined in the DPA) who receives Confidential Information pursuant to this Section 5 to treat such Confidential Information as required under this Section 5.

If and whenever any Confidential Information is disclosed in accordance with this Section 5.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 5.3, Customer shall notify Company of Customer’s intent to make such disclosure pursuant to this Section 5.2 sufficiently prior to making such disclosure so as to allow Company adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

5.3               Required Disclosure. Customer may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that Customer shall notify Company promptly upon receipt thereof, giving (where practicable) Company sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that Customer shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by Company.

5.4               Terms of Agreement. The existence and the terms and conditions of the Agreement shall be considered Confidential Information of each Party. Each Party may disclose such terms to the Manufacturer, a bona fide potential licensee, investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, or otherwise as required by applicable laws and regulations; provided that, where practicable, each such Person to whom such information is to be disclosed is informed of the confidential nature of such information.

5.5               Injunctive Relief. The Parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Section 5 by Customer or its employees, agents, officers, directors, End Users or any other person acting in concert with it or on its behalf. Accordingly, Company shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 5.

5.6               Ownership and Return of Confidential Information. All Confidential Information of Company shall remain the sole property of Company. Upon the termination of this Agreement, or at any time upon written request of Company, Customer shall return Company’s Confidential Information and not keep any copies thereof.

6.       Payment Terms.

6.1               Firmware Activation Fees. Customer will pay Company the software activation fees set forth in Appendices A & B attached to the DPA, on a per unit basis, for the Firmware installed on each unit of Product supplied by Company to Customer under the DPA (with respect to each such unit, the “Activation Fee” and collectively, the “Activation Fees”) at the time and in the manner set forth in the DPA.

6.2               Support Fees. Customer will pay Company the annual software maintenance fees set forth in Appendices A & B attached to the DPA, on a per unit basis, based on the total number of active units of Customer Products during such applicable year (the “Support Fees”, and together with the Activation Fees, collectively, the “Software Fees”) at the time and in the manner set forth in the DPA.

7.        Disclaimer. By its nature, the Firmware may contain errors, bugs, and other problems that could cause system failure. In addition, the Firmware may not have any documentation, and any documentation in existence may be inaccurate or incomplete. Company PROVIDES THE FIRMWARE, SUPPORT AND ANY RELATED DOCUMENTATION TO CUSTOMER ON AN “AS-IS” AND “WITH ALL FAULTS” BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, AND COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, SUPPLIERS AND LICENSORS, MAKES NO AND HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE FIRMWARE, SUPPORT, AND ANY RELATED DOCUMENTATION, OR THE USE OR OPERATION OF THE FIRMWARE, SUPPORT, AND ANY RELATED DOCUMENTATION, AND HEREBY SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AVAILABILITY, AND NON-INFRINGEMENT.

8.        Indemnification; Consequential Damages Waiver; Limitation of Liability.

8.1               Indemnification. Each Party shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, and contractors from and against any and all liabilities, losses, damages, costs, and other expenses (including reasonable attorneys’ fees) resulting from any claim or suit arising out of or related to (i) the indemnifying Party’s material breach of this Agreement; (ii) any use or misuse (including any use outside of the express scope of the licenses granted hereunder) of the Firmware, Support or Customer Products by the indemnifying Party or any of its officers, directors, employees, and contractors or any of their End Users of the Firmware, Support or Customer Products; (iii) the other Party’s compliance with any explicit instructions or specifications provided by the indemnifying Party; (iv) in the case of the Customer, (x) the modification of the Firmware by anyone other than Company; (y) the combination of the Firmware with any product, component, software, or service not provided by Company without Company’s written consent, not to be unreasonably withheld.

8.2               Consequential Damages Waiver. EXCEPT WITH RESPECT TO THE OBLIGATIONS SET FORTH IN SECTION 5 AND SECTION 8.1, AND EXCLUDING ANY UNAUTHORIZED USE OF THE FIRMWARE BY THE CUSTOMER, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, LOSS OF USE, LOSS OF DATA, INTERRUPTION OF BUSINESS OR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, HOWEVER INCURRED, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE BY THE OTHER PARTY.

8.3               Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE TOTAL, CUMULATIVE LIABILITY OF COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY CONTRACT YEAR EXCEED THE SOFTWARE FEES ACTUALLY PAID TO COMPANY DURING THE IMMEDIATELY PRIOR CONTRACT YEAR.

9.       Term and Termination.

9.1               Term; Termination. This Agreement shall remain in full force during the term of the DPA for so long as the DPA remains in effect and Customer remains in full and continuing compliance with the terms and conditions of this Agreement and those set forth in the DPA and any other attachment thereto; provided, Company may terminate or suspend, in its sole discretion, its obligations to provide Support hereunder, effective immediately, by giving Customer written notice of termination or suspension, if Customer breaches any of its material obligations under this Agreement and fails to cure such breach to the satisfaction of Company within thirty (30) days after receiving written notice thereof from Company or if Customer has failed to pay any undisputed amounts owed under this Agreement within thirty (30) days after Customer has received written notice from Company regarding such past due amount; and further provided, Customer may terminate this Agreement, effective immediately, by giving Company written notice of termination or suspension, if Company breaches any of its material obligations under this Agreement and fails to cure such breach to the satisfaction of Company within thirty (30) days after receiving written notice thereof from Customer or if Company fails to provide the Support to Customer.

9.2               Effect of Termination. In the event that this Agreement is terminated pursuant to Article 9.1 Company shall have no further obligation to provide Support and Customer shall immediately pay to Company all outstanding amounts due under this Agreement. Customer shall not be liable for damages of any kind as a result of properly exercising its respective right to suspend performance or terminate this Agreement according to the terms and conditions of this Agreement, and such suspension or termination, as applicable, will not affect any other right or remedy of either Party. No compensation of any kind (including without limitation any claim for loss of profits, loss of prospective profits, damages, or indemnity) shall be due from either Party to the other solely as a result of such suspension or termination of this Agreement. For clarity, upon termination or expiration of the DPA for any reason, Company shall have no further obligation to fulfill any new orders for the Products and the License shall thereby cease to apply with respect any new or additional Products not supplied by Company to Customer, including with respect to any Customer Products that do not incorporate Products supplied by Company to Customer.

10.      General Terms and Conditions.

10.1            Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor. Such notices shall be deemed to have been sufficiently given if and at the moment it is delivered in person, transmitted by facsimile (upon receipt by the sender of a positive transmission report), by express courier service (upon signature of the receipt), or by registered letter with return receipt or its equivalent (upon execution of the return receipt by the recipients) to the following persons and addresses:

If to Customer:                                                              MEDIROM, Inc.

Tradepia Odaiba 16F, 2-3-1

Daiba, Minato-ku

Tokyo 135-0091

Japan

Attention: CEO

If to Company:                                                              Matrix Industries, Inc.,

1440 O’Brien Drive, Suite A-1

Menlo Park, California, USA 94025

Attention: CEO

10.2            Governing Law: Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of law principles thereof. The parties further agree that the state and federal courts located in ay competent jurisdiction in New York shall have exclusive jurisdiction and venue for all matters regarding the existence, interpretation, execution, validity, enforceability, performance and termination of this Agreement(provided that Company may at any time bring an action anywhere in the world to protect or enforce its Intellectual Property Rights and Confidential Information). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.3            Dispute Resolution. In the event of any dispute between the parties relating to, resulting from or arising out of this Agreement, a Party may notify the other Party in writing of such dispute providing details of the subject matter of the dispute and any relevant documentation. Up to one (1) duly authorized executive officer of each Party shall promptly attempt to settle such dispute within a period of three (3) months after notice. If the executive officers of the Parties are unable to resolve the issue within three (3) months after notice, the dispute may be submitted by either Party to the courts stipulated in Section 10.2.

10.4            Independent Contractors. Each Party acknowledges that the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

10.5            Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party, whether of a similar nature or otherwise. Any waiver must be in writing and signed by an authorized representative of the waiving Party.

10.6            Construction. The singular will include the plural and the plural will include the singular. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The words “include” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import. The rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law or in equity, unless expressly stated otherwise.

10.7            Severability. In the event that any provision of this Agreement is declared invalid, unenforceable or void to any extent, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions of this Agreement. Any declaration of such invalidity, unenforceability or void provision in any jurisdiction shall not invalidate or render unenforceable or void such provision in any other jurisdiction.

10.8            English Language. This Agreement was negotiated and executed in English, and the original language version shall be controlling. All communications and notices to be made or given pursuant to this Agreement shall be in English.

10.9            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature transmitted via facsimile or electronic means shall be deemed to be and shall be as effective as an original signature upon confirmation of transmission.

10.10        Force Majeure. Neither Party will be responsible for any failure or delay in the performance of all or any part of this Agreement caused by force majeure, including, without limitation, acts of God and nature, intervention of government, war or threat of war, conditions similar to war, acts of terrorism, sanctions, blockades, embargoes, strikes, lockouts, or other similar causes or circumstances which cannot reasonably be prevented by the Party the performance of which is delayed (“Force Majeure”). The affected Party shall promptly give written notice to the other Party whenever such Force Majeure becomes reasonably foreseeable, and shall use all reasonable commercial efforts to overcome the effects of the Force Majeure as promptly as possible, and shall promptly give written notice to the other Party of the cessation of such Force Majeure.

10.11        Waiver. Any waiver by either Party of the breach of any of the terms or conditions of this Agreement will not be considered as a continuing waiver or a waiver of any prior or subsequent breach of the same or any other terms or conditions.

10.12        Entire Agreement. This Agreement (including all attachments hereto which are hereby incorporated herein) contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, regarding the subject matter of this Agreement heretofore made are expressly superseded by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party or its representatives except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the parties unless in writing and duly executed by authorized representatives of both parties.

10.13         Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent, not to unreasonably withheld or delayed, provided, however, in the event of a transfer or sale by a Party to a third party of all or substantially all of the business or assets of the assigning Party to which this Agreement relates then the assigning Party shall be required to assign this Agreement to such third party, the other Party’s consent shall not be required for such assignment, and this Agreement (including all supply obligations hereunder) will continue on in full force and effect. In the event of any assignment by a Party in accordance with this Section 10.13, the assigning Party’s rights and obligations herein shall be binding upon its successor and assigns. Any attempted assignment or delegation in violation of this Section 10.13 shall be void and of no effect.

Appendix A

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Appendix F

Costed Bill of Materials (Preliminary)

[to be added]

Appendix G

Preliminary Development Schedule

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